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TARGETED GENETICS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

Conference Call Today at 5:00 p.m. ET

SEATTLE, Wash., November 5, 2008 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the third quarter ended September 30, 2008. The Company will hold a conference call with analysts and investors to discuss its financial and business results at 5:00 p.m. ET today.

For the quarter ended September 30, 2008, the Company reported a net loss of $2.7 million, or $0.13 per common share, compared to net loss of $3.0 million, or $0.15 per common share, for the third quarter of 2007.

Revenue for the third quarter of 2008 was $1.7 million, compared to $2.4 million for the same quarter in 2007. Revenue for the nine months ended September 30, 2008 was $6.5 million, compared to $7.1 million for the first nine months of 2007. The decreases in revenue for the third quarter and nine month periods reflect a decrease in research and development and manufacturing activities under the NIAID-funded HIV/AIDS vaccine project in collaboration with Children’s Hospital Of Philadelphia and Nationwide Children’s Hospital and decreased licensing revenue. These decreases were partially offset by higher research and development activities under the Company’s collaboration with Celladon.

Based on completion of planned development activities for funded projects and licensed technology, the Company expects revenue from collaborative partners of approximately $8.5 million to $9.0 million for the year ending December 31, 2008, compared to $10.3 million in 2007. The revenue plan for 2008 includes the expectation that Targeted Genetics, and its partners, achieve their respective 2008 product development work plans.

Research and development expenses for the third quarter of 2008 decreased to $3.2 million, compared to $3.9 million in the same quarter of 2007. Research and development expenses decreased to $11.3 million for the nine months ended September 30, 2008 compared to $12.8 million for the same period in 2007. This decrease reflects lower clinical trial costs for the inflammatory arthritis program as it is reaching the end of a Phase I/II clinical trial. This decrease was partially offset by increased activity on the Company’s partnered heart failure product candidate during 2008.

General and administrative expenses for the three months ended September 30, 2008 were $1.2 million, compared to $1.7 million for the same period in 2007. This decrease reflects lower intellectual property charges for the quarter related to the timing of patent issuances in Europe, lower shareholder costs and decreased use of external consultants. General and administrative expense increased slightly to $4.9 million for the nine months ended September 30, 2008, compared to $4.8 million for the same period in 2007. These increases reflect higher intellectual property charges related to patent costs and higher legal fees as compared to the first nine months of 2007.

The Company's cash balance was $9.2 million at September 30, 2008, compared to $16.4 million at December 31, 2007. The Company’s guidance for its estimated burn rate for 2008 is expected to range from $11.5 to $12.5 million, and, based on its current cash balances, the Company only expects its cash horizon to extend into the first quarter of 2009.

"This was another solid quarter of progress for the Company and its collaborative partners,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We have begun work with University of Iowa targeting Amyotrophic Lateral Sclerosis, or ALS, more widely known as Lou Gehrig’s disease, under the $2.4 million grant awarded in September to fund the project’s preclinical development costs. Also, we dosed our final patient on our tgAAC94 Phase II inflammatory arthritis study and presented encouraging clinical data at the American College of Rheumatology meeting in late October. And, our collaborator, Celladon Corporation has begun the second stage of its Phase 1/2 MYDICAR® trial to treat Class III/IV heart failure and will be presenting data at the annual American Heart Association Scientific Sessions in early November."

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results, its product development portfolio and other business developments today beginning at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. You may access the live webcast via the "Events" section found on the homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.240.7305 (domestic) or 303.262.2143 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com ; telephone replay will be available following Wednesday's call at approximately 6:00 p.m. PT through 11:59 p.m. PT, Friday, December 5, 2008, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11120908#.

About Targeted Genetics Corporation
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, Leber's congenital amaurosis, heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations and its business strategy and product development, including statements regarding the Company's ability to raise capital or secure other financial resources in the near term, the extent of the Company’s cash horizon, the timing, nature and results of the Company's research and development programs, and the potential impact of the results of such programs on the Company’s operations, the Company’s revenue plan, the Company’s ability to obtain grant funding for the ALS research program and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital or secure other financial resources in the near term, the risk that the Company’s research and development programs are not successful or are delayed or terminated, the risk that payments anticipated by the Company under product development collaborations and contracts are not earned or received when expected or at all, the risk that the Company will not obtain grant funding for the ALS research program in the amount expected or at all or that, even if obtained, such funding is delayed, and the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market as well as other risk factors described in "Item 1A. Risk Factors" in the Company's most recent quarterly report on Form 10-Q for the period ended September 30, 2008 to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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Investor and Media Contact:
Stacie D. Byars, WeissComm Partners
on behalf of
Targeted Genetics Corporation
Phone: 206.660.2588
sdbyars@wcpglobal.com
SOURCE: Targeted Genetics

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	September 30,		September 30,
Statement of Operations Information:	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$1,742	$1,943	$6,478	$6,612
Licensing revenue	-	500	-	500
Total revenue	1,742	2,443	6,478	7,112

Operating expenses:
Research & development	3,192	3,874	11,294	12,840
General & administrative	1,224	1,694	4,865	4,821
Restructure charges	196	183	597	809
Goodwill impairment charge
Total expenses	4,612	5,751	16,756	18,470
Loss from operations	(2,870)	(3,308)	(10,278)	(11,358)

Investment income (loss)	53	277	251	305
Other income	79	-	79	-
Gain on debt restructure	77	-	77	-
Interest expense	-	-	-	(1)
Net loss	$(2,661)	$(3,031)	$(9,871)	$(11,054)

Net loss per common share	$(0.13)	$(0.15)	$(0.50)	$(0.72)

Shares used in computation of net loss
per common share	20,002	19,814	19,906	15,388

TARGETED GENETICS CORPORATION
(in thousands)

	September 30,	December 31,
Balance Sheet Information:	2008	2007
	(unaudited)

Cash and cash equivalents	$9,183	$16,442
Other current assets	583	2,854
Property and equipment, net	1,292	1,052
Other assets	8,126	8,126
Total assets	$19,184	$28,474

Current liabilities	$5,140	$4,657
Long-term obligations and other liabilities	7,103	7,577
Shareholders' equity	6,941	16,240
Total liabilities and shareholders' equity	$19,184	$28,474